Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4, of our report dated March 27, 2020, (which includes an explanatory paragraph relating to Acamar Partners Acquisition Corp.’s ability to continue as a going concern) relating to the balance sheets of Acamar Partners Acquisition Corp as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from November 7, 2018 (inception) to December 31, 2018, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
October 29, 2020